EXHIBIT 99.1

[High Speed Net Solutions, Inc. letterhead]

November 29, 2001

Dear Valued Shareholders of High Speed Net Solutions, Inc. d/b/a Summus:

This letter is the fourth in a series of regular reports about progress in meeting our business goals and enhancing shareholder value. I feel that it is very important that we broaden the communication channel with our owners. As mentioned in our last letter, we have set up an e-mail address at shareholders@summus.com for you to post your questions or concerns. I will endeavor to answer your questions and will update the frequently asked questions section on our website. In addition, I am planning to establish a Q&A conference call with shareholders so shareholders can get direct feedback to questions that are submitted. I will announce to shareholders via separate letter when this communication medium will be available. I look forward to your input.

Here are some of the highlights of our recent efforts:

BUSINESS DEVELOPMENT ACTIVITIES

The Company’s primary business development activities are in three areas:

1.	The launch of its wireless and mobile business;
2.	Expansion of the existing government contract and Photo ID business; and
3.	Entering into a joint venture to pursue imaging opportunities in the medical field.

Wireless and Mobile Business Development

Summus’ strategies to develop business opportunities for the launch of its wireless and mobile business are based on:

1.	Developing compelling solutions and applications such as an interactive media exchange that leverage our technical capabilities for transmitting and exchanging multimedia over mobile and wireless networks;
2.	Utilizing carrier distribution systems to deliver solution services;
3.	Partnering with blue chip content providers to enhance the value of solutions for consumers and business users;
4.	Working with handset manufacturers to improve application performance on specific devices.
5.	Establishing strategic marketing agreements to promote and sell our applications on a worldwide basis;
6.	Launching a website dedicated to BlueFuel™ solutions, partners and product; and
7.	Establishing a consortium around BlueFuel™.

     Product Development Progress

The Company is currently developing a mobile and wireless application, which, among other things, will enable interactive multimedia exchange. We have internally committed to have this application for the Consumer Electronics Show starting on January 8, 2002. We expect to have this application available for commercial deployment early in the first quarter of 2002. This application will utilize components of the technology at the core of our BlueFuel™ product line. BlueFuel™ components associated with the application include BlueFuel™ Image, BlueFuel™ Server, BlueFuel™ Player, BlueFuel™ Create and the BlueFuel™ Efficiency Engine. We have a working prototype system in-house and are on target to submit to Qualcomm our application for certification on its Binary Runtime Environment for Wireless (BREW) wireless operating system prior to the end of this year. As we proceed through the development process we will be conducting full quality assurance testing and benchmarking of the application in preparation for commercial availability. In conjunction with the application development we are working on our promotional strategies, customer support and launch strategies for commercial deployment. Our plan is aggressive but achievable, and our team, which consists of resources in Raleigh, Boston, Sweden and Croatia, is 100% engaged and committed to achieving our deliverables.

In addition to the launch of our own application in the first quarter of 2002, we will be launching a software development kit for third party application development efforts on the BlueFuel™ Image platform for BREW. We believe this will complement our efforts to optimize the adoption and penetration of BlueFuel™ in the mobile and wireless market.

     Cellular Operator Progress

We have an understanding with a market-leading cellular operator to deploy Summus’ first-out application as part of a planned launch of the carrier’s enhanced network services. The actual rollout of Summus’ first-out application is contingent upon Summus attaining platform certification to deploy on the carrier’s network. Rollout is anticipated in the first quarter of 2002. Confidentiality arrangements with the carrier prevent us from disclosing with whom we have this understanding at present. In addition, the rollout timeframe is contingent upon certification and is ultimately controlled by the carrier.

     Content Provider Progress

Summus’ business development activities have created several opportunities with major content brands. These prospective business relationships are evolving as follows:

1.	Bundling of Content – Summus is currently in discussions with several blue chip content developers and aggregators regarding the bundling of valuable content libraries with our wireless and mobile device applications. Bundled content and access to premium content are intended to be part of Summus’ applications, especially our more robust offerings anticipated in the second half of 2002. In conjunction with a market-leading Korean mobile game developer, we are also evaluating the market and technical feasibility of including some of its current games as premium content.

2.	Application Development – Summus is currently negotiating with two worldwide leaders in branded media content to develop custom wireless multimedia applications to be distributed by cellular operators. We have received the application requirements and are in the evaluation process. Both media companies are currently planning to deploy applications during the first half of 2002.

3.	Content Distribution – We are currently negotiating with a major media company to distribute our applications directly to the media company’s customer base of over 10 million people.

     Device Manufacturer Progress

We continue to focus our product development resources on adapting or “porting” BlueFuel™ to the Qualcomm BREW platform. The BREW platform provides a standard programming environment that gives software developers the tools to create wireless applications and services that can be offered by wireless carriers to their customers. Our participation in Qualcomm’s program, designed to support developers of BREW-compatible wireless applications, has had the indirect benefit of providing us with introductions to other developers and content providers.

We also continue to pursue a revenue-generating business relationship with Samsung. We remain optimistic that our discussions with Samsung to build on the master porting agreement entered into in July 2001 will result in a mutually beneficial relationship.

We have recently initiated discussions with a manufacturer of next generation personal digital assistants (PDAs). We are hopeful that the manufacturer will decide to embed BlueFuel™ in its PDAs as a key competitive differentiator.

Government Sector/Photo ID Business

Our government contract work continues to focus on solving specific technical and scientific problems in the government sector. We are currently in the midst of two major research projects:

1.	Under a $600,000 contract, currently in its second year, with the Office of Naval Research, we are developing a software system to enable automatic identification and reconstruction of distinctive geological and topographic information of the seafloor bottom from side-scan sonar images. We delivered a preliminary version of the system in July 2001 and anticipate delivering a final version in December 2001, at which time we expect to receive an additional payment of $85,000. We anticipate that the Office of Naval Research will extend the contract for purposes of having us provide additional functionality to the system. We are investigating the market viability of this software product with intent to commercialize and distribute.

2.	In March of this year, the Office of Naval Research awarded the Company a one-year, $167,000 contract to develop a computer model for the generation of synthetic side scan sonar images. Following a comprehensive study of image synthesis, we have proposed an algorithm that would produce a synthesized image that is visually similar to the actual image and conforms to the physical process. We are now further refining the algorithm and hope to finish the project within the one-year term of the contract.

Although the Company continues to pursue new business opportunities within its areas of traditional strength, such as the Office of Naval Research and Air Force Research Lab, in the wake of the terrorist attacks on September 11, 2001, we are also expanding our efforts to pursue homeland security projects as well as our Photo ID technology. We believe our core technology is well positioned to effectively solve the key problems and challenges being faced in this important U.S. initiative. We have met with top officials and politicians to educate them and support our proposals, and are awaiting feedback from various government agencies to allocate and award contracts. Opportunities for application of our Photo ID technology have significantly increased since the events of September 11. We have recently closed a deal with Face Technologies (Pty) Ltd. by which Face purchased 1,500 licenses of our Photo ID image decompressors. The Photo ID image decompressors will be used to assist law enforcement officials in South Africa with on-location identity verification. Photo ID opportunities are a low-cost, high-margin business, and the activity in this sector is increasing. We have stepped up our efforts to partner with several large U.S. corporations to make our Photo ID a de facto standard.

We have launched a new website that details our technology and experience in the government marketplace. Our intent with this site is to draw attention to our capabilities and proven track record of delivering solutions to the government marketplace. We are executing our strategy to increase the revenue from this sector by increasing our sales activities and identifying and targeting government programs that can benefit from application of our technology during proposal phases. For more information on our government business, you can visit our website at www.summusgov.com.

Medical Imaging

In our efforts to increase shareholder value, we are formulating a strategy to spin out certain of our technologies to form viable businesses. We are in the process of finalizing a memorandum of understanding to form a joint venture with a prior customer to develop software solutions utilizing our image and object recognition technology in the medical field. The joint venture will be responsible for formulating the business plan, securing the necessary working capital required to complete the development of our existing solution, and marketing and selling the product. We plan to announce more details after the formation of the joint venture.

THE COMPANY’S COMMON STOCK BACK ON THE OTC BULLETIN BOARD

I am extremely pleased that our common stock is eligible for quotation on the Over-the-Counter Bulletin Board, as of November 15, 2001. This follows the clearance of all comments by the staff of the Securities and Exchange Commission of the Company’s registration statement on

Form 10, which we originally filed on July 5, 2001, and subsequently amended on September 28, 2001, and October 31, 2001.

I want to extend my thanks to all of our shareholders for their patience and support as we worked our way through this process. Virtually everyone at Summus contributed in some manner to the effort. Our Chief Financial Officer, Rob Lowrey, merits particular praise and appreciation for the countless hours, including many weekends, he dedicated to the process of clearing the SEC’s comments and getting our periodic reports and other SEC filings in good order. Rob worked very closely with a team of lawyers, headed by Don Meiers, at Holland & Knight LLP, whose guidance, precision and dedication were invaluable. In that regard, it is worth noting that the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2001, was filed in a timely manner with the SEC on November 14, 2001.

FILING OF SELLING SHAREHOLDER REGISTRATION STATEMENT

We are now working with our outside counsel at Holland & Knight LLP to finalize and file with the SEC a registration statement on Form S-1 covering the shares of common stock (including shares underlying outstanding warrants and options) that were issued with registration rights. Holders of the Company’s securities that were issued with registration rights received a mailing from us in late August of this year seeking certain information for purposes of our completion of the registration statement. In view of the time that has passed since that earlier mailing, we sent out a second mailing earlier this month asking shareholders to update the information reflected in their earlier responses.

Because of the many questions we have received from shareholders, we have posted on our website a “Frequently Asked Questions” section on the mechanics of the registration process and the resale of shares of common stock under the registration statement. We hope this addresses any questions you continue to have concerning the registration process but, if not, please feel free to contact Don Locke at (919) 807-5623.

CAPITAL RAISING

As reflected in our recent SEC filings (including the third quarter Form 10-Q), we continue to offer and sell our securities in private placement transactions as a means of supplementing our revenue stream to finance our operations. Now that the Company’s common stock is quoted on the OTC Bulletin Board, we believe that we will have more opportunities to attract larger investments from institutional investors.

As disclosed in our most recent quarterly filing, the success and growth of the Company’s business, following the Summus, Ltd. asset acquisition, is dependent in large part on our ability to partner and develop relationships within the mobile and wireless industry. In order for the Company to execute on its business plan, the Company anticipates that it will require approximately $15 million in working capital within the next twelve months. To complete our first release of our BlueFuel™ applications and execute our launch strategy, we will require $5 million in working capital through early 2002. It is imperative that the working capital be in place or we risk missing the entry point to a significant market opportunity.

We recently announced that we have engaged Danzell Investment Management, Ltd., an investment advisory and money management firm based in Hilton Head, South Carolina, to augment the Company’s own efforts to raise the necessary capital to allow us to implement our business plan in full. Organized in 1995, Danzell Investment Management has experience in providing advice on a variety of complex financial issues, including financial restructuring, strategic planning and assisting companies in raising capital. The engagement letter contemplates that Danzell Investment Management will assist us in attracting funding from the wireless carriers, semiconductor and device manufacturers, and content providers with whom we are looking to enter into strategic alliances and other business relationships to commercially deploy our technologies and solutions. We envision coupling our entering into licensing or other arrangements with these companies with their investing in, or otherwise contributing to the funding of our operations. We will endeavor in our capital-raising efforts to minimize the dilution to existing shareholders.

MANAGEMENT TEAM ENHANCEMENTS

Our integration of operations following the acquisition of all the assets of Summus, Ltd. in February 2001 is completed. As part of our controlled growth plan, we have entered into employment agreements with Chris Kremer and Andy Fox. Chris was added to our team to lead our sales, marketing and business development efforts. Chris has a lot of experience in the mobile and wireless industry and an extensive base of relationships. With his execution-oriented style he will help us focus our efforts on revenue-generating opportunities in the mobile and wireless market. Andy will assist in our efforts to forge strategic relationships with Fortune 100 companies and to create an industry consortium around BlueFuel™. Andy’s role is very important in propagating the Summus and BlueFuel™ brands throughout the telecommunications industry.

We have recently announced that Rick Seifert has voluntarily stepped aside as co-Chief Executive Officer to dedicate all of his time and energy to an important need of the Company at this stage: establishing strategic alliances and other business relationships which will enable the Company to commercially deploy its technology and generate revenue. Rick will also work closely with Chris Kremer in his new capacity as Executive Vice President of Corporate Development.

We have also recently entered into a consulting agreement with Don Locke, a local attorney with considerable experience representing publicly-held companies. Don will be assisting the Company, as well as the Company’s primary outside legal counsel, Holland & Knight LLP, in the completion and filing of our registration statement on Form S-1, as well as other legal matters of a general corporate nature.

We believe we have put together a winning team that can execute on our business plan. Each individual is uniquely qualified to add value to our organization. I invite you to review each individual’s background on our website http://www.summus.com/company/overview/bios/. In spite of having been assembled in a short period of time, the team is working very efficiently and is moving forward as a cohesive unit.

INTELLECTUAL PROPERTY

We are working closely with the law firm of Pennie & Edmonds to file patent applications and implement an internal process for improving and accelerating the idea-to-patent application process. To date, we have filed 10 provisional patents and are working with Pennie & Edmonds to develop these into formal patent applications within the one-year time period allowed by law. Our provisional patent filings protect us in moving our business plan forward and have been focused on securing intellectual property control for several of the differentiating ideas and concepts in the BlueFuel™ line of products. We are also preparing technology patent applications to cover several of the critical technology solutions supporting the BlueFuel™ line.

OTHER ACTIVITIES

     Divestiture of Douglas May & Co., Inc.

As described in our Form 10, as amended, we have concluded the sale of our rich media direct business and the divestiture of Douglas May & Co., Inc. Under the terms of a technology transfer agreement and a technology licensing agreement entered into in connection with the divestiture, we are working with Douglas May & Co. and MediaCentris, its wholly-owned subsidiary, to provide technical support and enhancements for the licensed products.

     Consumer Electronics Show

We will be participating in the Consumer Electronics Show, which will be held January 8-11, 2002, in Las Vegas, Nevada. We will have our own booth for the purpose of demonstrating our latest mobile and wireless multimedia applications to the general public. In addition, we have reserved a suite at the Embassy Suites Hotel close to the Las Vegas Convention Center to host scheduled meetings with prospective customers, parties with whom we are seeking to enter into strategic alliances and other business relationships, the press, the analyst community, and shareholders. Rick Seifert will be scheduling meetings with shareholders, where they can see the latest demonstrations of Summus’ wireless multimedia applications. I invite all of our shareholders to stop by our booth and see firsthand our applications in action.

     Shareholder Meeting

As most of you know, we anticipated having an annual meeting of shareholders in early November of this year. Our efforts to process and clear the SEC staff’s comments on the Form 10 as expeditiously as possible prevented us from dedicating the resources needed to prepare and file with the SEC a proxy statement relating to the annual shareholders’ meeting.

Our outside securities counsel has advised us that the proposals that are to be put forth for shareholder approval would require the filing of what is referred to under the SEC’s proxy rules as a preliminary proxy statement. The preliminary proxy statement would be subject to possible review and comment by the SEC staff. If the staff were to issue comments on the preliminary proxy statement, we would need to clear those comments before we could file a definitive proxy statement that, under the proxy rules, would be mailed to shareholders in advance of the date of the meeting, as required by applicable securities and state corporation laws. In view of the time involved in this process and the proximity of the holidays, we have decided to hold a special meeting of shareholders during the last week of February 2002 and postpone the annual shareholders’ meeting until the middle of 2002. The special meeting will provide a forum to discuss with management the state of the Company and address the matters for which shareholder approval will be sought, including an increase in the number of authorized shares of common stock. Consistent with our By-Laws, the current members of the Board of Directors will continue to serve as such until their successors have been elected and qualified at the annual shareholders’ meeting.

The Board of Directors will establish a date for the annual shareholders’ meeting at its scheduled Board meeting on December 14, 2001. The date will be announced following that meeting.

     Remote Offices

We have looked into establishing satellite offices in Korea, Sweden and Croatia for the purpose of enhancing our market presence, increasing our development resources in areas that have high quality skills at a lower cost and providing bases for launching our applications globally. Our moving ahead with these plans is dependent upon our ability to raise the working capital to support this initiative.

This shareholder letter contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including but not limited to, the statements regarding the Company’s pursuit of new business opportunities within the government sector, the development of technology and efforts to patent the same, the wireless and mobile market for multimedia applications, the status and possible outcomes of discussions with cellular operators, content providers and wireless device manufacturers, our capital raising efforts and other business plans, are not based on historical fact, but rather reflect the Company’s current expectations concerning future events. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those projected in any forward-looking statements. The following important factors, among others, may cause actual results or developments to differ materially from those expressed or implied by the forward-looking statements: (1) a lack of sufficient financial resources to implement the Company’s business plan, which has resulted in the Company’s receiving a “going concern” opinion from its independent accountant with respect to its audited financial statements as of and for the period ended December 31, 2000; (2) the Company’s dependence on the continued growth in demand for wireless Internet usage; (3) the rapid pace of technological developments in the wireless communications industry, particularly with respect to the availability of greater capacity or faster transmission speeds (also known as “broadband” transmission); (4) the degree of market acceptance of the Company as a viable wireless technology provider and of its wireless data services, including wireless e-mail; (5) technological competition, which creates the risk of the Company’s technology being rendered obsolete or noncompetitive; (6) the lack of patent protection with respect to the Company’s technology; (7) potential infringement of the patent claims of third parties; and (8) the Company’s dependence on its key personnel and the risk of the loss of their services. The Company hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

BlueFuel, Efficiency Engine and MaxxNote are trademarks of High Speed Net Solutions, Inc. All other company or product names are trademarks and/or registered trademarks of their respective owners.

Please look for further announcements soon.

Sincerely,

/s/ Bjorn Jawerth
Bjorn Jawerth, Chairman and CEO